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                                                                   [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
         JOHN ROBERTSON, DIRECTOR INVESTOR RELATIONS, (210) 283-2687 TARA FORD, DIRECTOR PUBLIC RELATIONS, (210) 283-2676


                     TESORO ANNOUNCES PUBLIC STOCK OFFERING


         SAN ANTONIO - FEBRUARY 22, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) announced today its plans for a public stock offering to provide partial funding for its pending acquisition of the Golden Eagle refinery along with 70 associated retail sites from Valero Energy Corporation (NYSE:VLO). Tesoro intends to close the pending acquisition of the Golden Eagle Assets in April 2002. The closing is subject to customary conditions and approval by the Federal Trade Commission and the Attorneys General of the States of California and Oregon.

         The Company intends to offer 20,000,000 newly issued shares of its Common Stock. The offering of Common Stock is expected to close during the week of March 4th 2002 and the lead manager is Lehman Brothers Inc. Goldman Sachs & Co. and Friedman Billings and Ramsey are co-managers.

         This news release shall not constitute an offer to sell or solicitation of an offer to buy Common Stock of the Company. Such an offer will be made only by the means of a prospectus. Copies of the prospectus may be obtained from Lehman Brothers, c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717.


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Tesoro Announces Public Stock Offering

         Tesoro Petroleum Corporation is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates five refineries in the western U.S. with a combined capacity of 390,000 barrels per day. Tesoro's growing retail marketing system includes more than 600 branded retail stations, of which approximately 200 are company owned and operated under the Tesoro and Mirastar brand.


         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations of future capital spending, performance of the heavy oil conversion project and refining throughput. Factors which may cause actual results to differ from those forward-looking statements include: changes in general economic conditions, the timing and extent of changes in demand for refined products, availability and cost of crude oil, other feedstocks, or of refined products, the price differentials between light and heavy crude oils and light and heavy refined products, throughput and yield levels, disruptions due to equipment interruptions or failure at Company or third-party facilities, execution of planned capital projects and other factors beyond the Company's control. For more information concerning factors that could cause such a difference, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.


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